UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

December 31, 2007
Date of Report

ALTERNET SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	000-31909	88-0473897
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

#610-815 West Hastings Street, Vancouver, BC, V6C 1B4
(Address of Principal Executive Offices)

604-608-2540
(Registrant's Telephone Number)

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instructions A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

ITEM 3.02 Unregistered Sale of Equity Securities

          On December 31, 2007, Alternet Systems, Inc. (the “Company”) Fabio Alvino, Eduardo & Monica Bello, Henryk Dabrowski, Manfred Koroschetz, New Market Technology, Inc., John Puente, Red Hawke, Inc., Hector Rodriguez (each, a “Transferor” and collectively, the “Transferors”) and TekVoice Communications, Inc. (“TekVoice”)entered into and closed a Stock Acquisition Agreement (the “Agreement”) pursuant to which the Company acquired all of the issued and outstanding shares of capital stock of TekVoice from the Transferors in consideration for an aggregate amount of four million (4,000,000) shares of common stock of the Company (the “Acquisition Shares”). In addition to the Acquisition Shares, the Transferors, in the aggregate, shall be entitled to receive an up to an additional two million (2,000,000) shares of common stock of the Company if TekVoice’s sales for the fiscal year ended December 31, 2008 exceed sales for fiscal year ended December 31, 2007 by twenty percent (20%) (the “Additional Consideration”). In the event the Company is merged with another entity prior to December 31, 2008, the Additional Consideration shall be issued to the Transferors on the day immediately prior to the day that such merger takes place. The Transferors shall be entitled to appoint three (3) members to the Company’s board of directors, effective at the closing, provided, however, in no event shall Transferors be required to appoint a member to the Company’s Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Financial Statements for TekVoice Communications, Inc. to be filed by amendment.

(b) Pro forma financial information.

Pro Forma Financial Information for Alternet Systems, Inc. to be filed by amendment.

(c) Exhibits

Exhibit Number	Description

10.1

Stock Purchase Agreement, dated December 31, 2007, by and between Alternet Systems, Inc , Reliablecom Inc., Fabio Alvino, Eduardo & Monica Bello, Henryk Dabrowski, Manfred Koroschetz, New Market Technology, Inc., John Puente, Red Hawke, Inc., Hector Rodriguez and TekVoice Communications, Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNET SYSTEMS, INC.

Dated: January 7, 2008	By:	/s/ Patrick Fitzsimmons
Patrick Fitzsimmons
President